Exhibit 99.1

Chesapeake Bay Journal Article Features Key Bion-Sponsored Pennsylvania Legislation

November 21, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET) is a developer of advanced livestock waste treatment technology that dramatically reduces environmental impacts and recovers high-value coproducts from the waste. Landmark clean water legislation in Pennsylvania was featured in an article published November 20, 2019, in the Chesapeake Bay Journal, Will the private sector get a crack at reducing nutrient pollution in PA?

According to the article, “After 5 years of failed attempts, a bill is moving forward that would pay private companies, joint farmer ventures and potentially other organizations to reduce nutrient pollution in Bay drainage portions of the state. The bill passed the state Senate on June 26 and may soon come to a vote in the House of Representatives.”

The bill has gained increasing bipartisan support from PA legislative leadership and various stakeholders that were previously opposed to the bill. “The bill has changed significantly from early drafts,” said Ann Pesiri Swanson, executive director of the Chesapeake Bay Commission, which consists of legislators from Pennsylvania, Virginia, Maryland and the District of Columbia. “At this point, it really is a program designed to look at the best, most cost-efficient ways to reduce nutrients.”

Craig Scott, Bion’s communications director, stated, “We very much appreciate the Bay Journal and the author, Ad Crable’s, efforts to produce a balanced presentation of the issues surrounding SB575. While opposition to the bill from some existing stakeholders continues, the alternative proposal seeking $3B in spending over six years is the strongest argument that an overall affordable solution to clean water targets cannot be achieved without including good policy and technology solutions in the toolbox.

Bion looks forward to the opportunity to validate the Legislative Budget & Finance Committee study that projected cost reductions up to 90% if this legislative approach were adopted. Tapping these high-impact low-cost solutions from the private sector offers Pennsylvania and its taxpayers an opportunity to meet their Bay pollution obligations at a much lower cost. These solutions will also significantly reduce nutrient and sediment impacts to local freshwater resources, directly impacting local drinking water sources, public health and recreational activities such as fishing and boating.”

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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate’, ‘to be', ‘outlook’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct